420 Throckmorton Street Suite 200 Ft. Worth, Texas 76102 1-800-280-2404

November 16, 2016

Mr. Ray Moore

Re: Galenfeha Promissory Note

Galenfeha, Inc. entered into a promissory note with Ray S. Moore on October 31, 2014. The company received $250,000 cash contribution on November 6, 2014, per the agreement. On March 10, 2015, Galenfeha made a cash payment of $125,000 on the note, leaving a balance of $125,000 plus accrued interest.

Mr. Moore agrees to forego the interest accumulation, and a final cash payment of $125,000 to be made to Ray S. Moore upon the execution of this receipt extinguishes the note.

/s/ James Ketner
James Ketner
President/CEO
Galenfeha, Inc.

/s/ Ray S. Moore
Ray S. Moore